Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 22, 2014 (except for Note 24, as to which the date is March 16, 2015) relating to the consolidated financial statements and financial statement schedule of ASP HHI Holdings, Inc. and subsidiaries, appearing in the Registration Statement on Form S-4, as amended (No. 333-203772), of Metaldyne Performance Group Inc., and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, MI

January 19, 2016